Exhibit A

to the

Aberdeen Investment Funds

(formerly, Artio Global Investment Funds)

INVESTMENT ADVISORY AGREEMENT

as amended effective February 28, 2019

This Exhibit A, effective May 22, 2013, as amended effective February 28, 2019, is Exhibit A to the Investment Advisory Agreement, dated May 17, 2013, effective May 22, 2013, between Aberdeen Asset Management, Inc. and Aberdeen Investment Funds (formerly, Artio Global Investment Funds).

Name of Fund	Fee (as a percentage of net assets)
Aberdeen Standard Select International Equity Fund	0.80% of the first $500 million in average daily net asset 0.78% on next $1.5 billion in average daily net assets; and 0.75% on daily net assets over $2 billion
Aberdeen Standard Global Equity Impact Fund	0.80% of the first $500 million in average daily net asset 0.78% on next $1.5 billion in average daily net assets; and 0.75% on daily net assets over $2 billion
Aberdeen Standard Total Return Bond Fund	0.35%
Aberdeen Standard Global High Income Fund	0.65% of the first $5.0 billion in average daily net assets 0.63% on the next $2.5 billion; 0.60% on the next $2.5 billion; and 0.59% on daily net assets over $10 billion